Exhibit 99.1

MIE HOLDINGS CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS
Adopted by the Board of Directors on April 16, 2010, with the compliance officer being appointed or replaced by the Board of Directors from time to time.
I. Purpose
     This Code of Business Conduct and Ethics (this “Code”) contains general guidelines for conducting the business of MIE Holdings Corporation (the “Company”) consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.
     This Code applies to all of our directors, officers and employees. We refer to all persons covered by this Code as “Company employees” or simply “employees.” We also refer to our principal financial officer and our controller as our “principal financial officers.”
II. Seeking Help and Information
     This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. The Company has appointed Yunfei Lian as the compliance officer for the Company (the “Compliance Officer”). The Compliance Officer’s telephone number is +86-10-8489-2298, extension 8033, and his/her e-mail address kellylian@mienergy.com.cn. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, please contact the Compliance Officer.
III. Reporting Violations of the Code
     All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact the Compliance Officer, which will work with you and your supervisor to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the Compliance Officer directly. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the Compliance Officer and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern.
     It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and many incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.
IV. Policy Against Retaliation
     The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.
V. Waivers of the Code
     Waivers of this Code for employees may be made only by the Directors or the chief executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors or the appropriate committee of our Board of Directors and will be disclosed to the public as required by law or the rules of the New York Stock Exchange.
VI. Conflicts of Interest
     A. Identifying Potential Conflicts of Interest
     A conflict of interest can occur when an employee’s private interest interferes, or appears to interfere, with the interests of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.
     Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:
•	Outside Employment. No employee should be employed by, serve as a director of, or provide any services not in his/her capacity as a Company employee to a company that is a material customer, supplier or competitor of the Company.

•	Improper Personal Benefits. No employee should obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.

•	Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in any company that is a material customer, supplier or competitor of the Company. A “significant financial interest” means (i) ownership of greater than 1% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee.

•	Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, the Company or any company that is a material customer, supplier or competitor of the Company. This guideline does not prohibit loans for legitimate business purposes approved by the Company’s audit committee and arms-length transactions with banks, brokerage firms or other financial institutions.

•	Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

•	Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption.
     If you are uncertain whether a particular company is a material customer, supplier or competitor, please contact the Compliance Officer for assistance.
     B. Disclosure of Conflicts of Interest
     The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or the Compliance Officer. Your supervisor and the Compliance Officer will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above.
VII. Corporate Opportunities
     As an employee of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property, information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property, information or his or her position with the Company for personal gain or should compete with the Company.
     You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Compliance Officer and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

VIII. Confidential Information
     Employees have access to a variety of confidential information while employed at the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Employees have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. An employee’s obligation to protect confidential information continues after her or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.
     Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Compliance Officer.
IX. Competition and Fair Dealing
     All employees should endeavor to deal fairly with fellow employees and with the Company’s customers, suppliers and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.
X. Protection and Use of Company Assets
     Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.
     To ensure the protection and proper use of the Company’s assets, each employee should:
•	Exercise reasonable care to prevent theft, damage or misuse of Company property.
•	Report the actual or suspected theft, damage or misuse of Company property to a supervisor.
•	Use the Company’s telephone system, other electronic communication services, written materials and other property primarily for business-related purposes.
•	Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.
•	Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.
     Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems. Company property also includes all written communications.

Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.
XI. Gifts and Entertainment
     The giving and receiving of gifts is common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should never compromise, or appear to compromise, your ability to make objective and fair business decisions.
     It is the responsibility of employees to use good judgment in this area. As a general rule, employees may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment could not be viewed as an inducement to any particular business decision. All gifts and entertainment expenses made on behalf of the Company must be properly accounted for on expense reports.
     Employees may only accept appropriate gifts. We encourage employees to submit gifts received to the Company. While it is not mandatory to submit small gifts, gifts of over US$200 must be submitted immediately to the administration department of the Company.
     Our business conduct is founded on the principle of “fair transaction.” Therefore, no employee may receive kickbacks, bribe others, or secretly receive commissions or any other personal benefits.
XII. Company Records
     Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.
     All Company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record keeping policy. Ask your supervisor if you have any questions.
XIII. Accuracy of Financial Reports and Other Public Communications
     As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.
     The Company’s principal financial officers and other employees working in the Accounting Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.
XIV. Compliance with Laws and Regulations
     Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company operates. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Compliance Officer.
A. Insider Trading
     Company employees are prohibited from trading in the stock or other securities of the Company while in possession of material, nonpublic information about the Company. In addition, Company employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell stock or other securities of the Company on the basis of material, nonpublic information. Company employees who obtain material nonpublic information about another company in the course of their employment are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment. You should see the Company’s Insider Trading Policy for detailed guidelines on insider trading.
XV. Conclusion
     This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the Compliance Officer. We expect all Company employees, to adhere to these standards.